Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

AETHER SYSTEMS, INC.,

CERULEAN TECHNOLOGIES, INC., and

SUNPRO, INC.

as Seller,

and

BIO-key International, Inc.,

as Buyer,

dated as of

August 16, 2004

i

Section 4.23	Accounts Receivable; Accounts Payable.
Section 4.24	Limitations

ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES
Section 5.1	Organization and Good Standing
Section 5.2	Corporate Authorization
Section 5.3	No Breach
Section 5.4	Availability of Funds
Section 5.5	No Knowledge of Misrepresentations or Omissions
Section 5.6	Inspections; No Other Representations
Section 5.7	Broker’s Fees

ARTICLE VI COVENANTS
Section 6.1	Covenants of Seller
Section 6.2	Covenants of Buyer
Section 6.3	Mutual Covenants

ARTICLE VII CONDITIONS
Section 7.1	Conditions to Obligation of Each Party to Effect the Transactions Contemplated by this Agreement
Section 7.2	Conditions to the Obligation of Seller
Section 7.3	Conditions to the Obligation of Buyer

ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
Section 8.1	Survival; Right to Indemnification
Section 8.2	Seller’s Indemnity
Section 8.3	Buyer’s Indemnity
Section 8.4	Procedure for Indemnification – Third Party Claims.
Section 8.5	Procedure for Indemnification – Other Claims
Section 8.6	Time Limitations; Indemnification by Securityholders
Section 8.7	Monetary Limitations
Section 8.8	Losses Net of Insurance; Taxes
Section 8.9	Purchase Price Adjustment
Section 8.10	No Double Recovery

ARTICLE IX TAX LIABILITY
Section 9.1	Liability for Taxes.

ARTICLE X RECORDS/LITIGATION
Section 10.1	Records.

ARTICLE XI TERMINATION RIGHTS
Section 11.1	Termination Rights
Section 11.2	Effect of Termination
Section 11.3	Termination Fee
Section 11.4	Buyer Default

ARTICLE XII MISCELLANEOUS

ii

Section 12.1	Notices
Section 12.2	Governing Law; Submission To Jurisdiction
Section 12.3	WAIVER OF JURY TRIAL
Section 12.4	Public Announcements
Section 12.5	Bulk Transfer Laws
Section 12.6	Entire Agreement
Section 12.7	Assignment
Section 12.8	Amendment and Waiver
Section 12.9	Expenses
Section 12.10	Headings
Section 12.11	Counterparts
Section 12.12	Severability
Section 12.13	No Third Party Beneficiaries
Section 12.14	Stockholder Approval

iii

SCHEDULE	DESCRIPTION

1(a)	Assumed Liabilities
2	Net Working Capital Calculation
3	Note Terms
4.1	Organization and Good Standing
4.3	Sufficiency of Assets
4.4	Consents
4.5	No Breach
4.6	Title to and Use of Property
4.7	Permits
4.8	Litigation; Orders
4.9(a)	Divisional Intellectual Property
4.9(b)	Third Party Infringement
4.9(c)	Third Party Intellectual Property
4.9(d)	Business Infringement
4.9(e)	Public Software
4.10	Employee Benefits Plans
4.11	Taxes
4.12	Environmental Matters
4.13	Compliance with Legal Requirements
4.14(b)	Unaudited Financial Statements
4.15	Employees
4.20(a)	Material Contracts
4.20(b)	Exceptions to Material Contracts
4.20(c)	Exceptions to Material Governmental Contracts
4.21	Insurance
4.22	Facilities
6.1(b)	Conduct of Business
7.3(d)	Closing Consents

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), is made and entered into as of August 16, 2004, by and among Aether Systems, Inc., a Delaware corporation (“Aether”), Cerulean Technology, Inc., a Delaware corporation (“Cerulean”), and SunPro, Inc., a Washington corporation (together with Cerulean, the “Relevant Subsidiaries” and together with Aether, “Seller”), and BIO-key International, Inc., a Minnesota corporation (“Buyer”).  Buyer and Seller are referred to collectively herein as the “Parties” and each is individually, a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is in the business of providing wireless and mobile data solutions to public safety agencies at the federal, state and local levels (as provided exclusively through its mobile government segment)(the “Business”); and

WHEREAS, the Relevant Subsidiaries are wholly owned subsidiaries of Aether and together with Aether own and have all right title and interest in or to all of the Purchased Assets (as defined herein); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to acquire certain assets and to assume certain liabilities from Seller, in each case relating exclusively to the Business (as defined herein), which the Parties agree will be achieved pursuant to (i) the purchase and sale of the Purchased Assets (as defined herein) and (ii) the assumption of the Assumed Liabilities (as defined herein), all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and subject to the conditions hereinafter set forth, the Parties hereto agree as follows.

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the terms defined below shall have the indicated meanings:

“Accounts Payable” shall mean all accounts payable and accrued Liabilities constituting the obligation to make payments in respect of goods and/or services to the extent received or ordered or contracted for by Seller, or any of its respective Affiliates on or prior to the Closing in connection with the Business.

“Accounts Receivable” shall mean (i) all accounts receivable under agreements or contracts for services provided by the Business and other rights to payment from customers of the Business and the full benefit of all security for such accounts or right to payment (other than as provided in Section 6.2(d)), (ii) all other accounts or notes receivable of Seller with respect to the Business and the full benefit of all security for such accounts or notes (other than as provided in Section 6.2(d)), (iii) costs and estimated earnings in excess of billings on uncompleted Contracts, and (iv) any claim, remedy or other right relating to any of the foregoing.

“Acquisition” shall mean any transaction or series of transactions involving:

(a)                                  any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Seller is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Seller, or (iii) in which Seller issues securities representing more than 20% of the outstanding securities of any class of voting securities of Seller;

(b)                                 any sale, lease, exchange, transfer, license, acquisition or disposition of any assets that constitute more than 10% of the total assets used exclusively in the Business (other than the sale of Inventory or services in the ordinary course of the Business); or

(c)                                  any liquidation or dissolution of Seller.

“Acquisition Proposal” shall mean any offer or proposal that is in writing, is from any Person other than Buyer (or its Affiliates or representatives) and proposes, contemplates or otherwise relates to any Acquisition.

“Adjustment Amount” shall have the meaning set forth in Section 3.4(b).

“Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership, other arrangements or otherwise either controls, or is controlled by or is under common control with, such Person.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 3.8.

“Ancillary Agreements” shall mean the (i) Transition Services Agreement, (ii) Deal License Agreement, (iii) Patent Assignment, (iv) Copyright Assignment, (v) Trademark Assignment, (vi) Bill of Sale and (vii) Assignment and Assumption Agreement.

“Applicable Laws” shall mean all laws, statutes, rules, regulations and ordinances as may be in effect on or prior to the Closing Date of any Governmental Authority having jurisdiction or regulatory authority over the Purchased Assets or the Business.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement to be entered into between Seller and/or its Affiliates and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

“Assumed Liabilities” shall mean all Liabilities (whether or not incurred on or prior to the Closing Date) arising out of, incurred in connection with, or relating in any way to (i) the Purchased Assets, excluding (A) violations of Applicable Laws by Seller, (B) with respect to the Contracts, Liabilities resulting from, arising out of or relating to any breach of contract, tort or breach of warranty to the extent occurring prior to the Closing Date and (C) with respect to the Intellectual Property, Liabilities resulting from, arising out of or relating to any infringement to the extent occurring prior to the Closing Date, (ii) Liabilities for Taxes to the extent set forth in Section 9.1(b), (iii) the ownership or use of the Purchased Assets or the operation of the Business after Closing, (iv) all Liabilities and obligations of Buyer under this Agreement, the Note, the Security Agreements and the Ancillary Agreements, (v) all Liabilities set forth on the Closing Statement, (vi) all Liabilities arising after the date of the Closing Statement that have arisen in the ordinary course of business (but excluding any such Liabilities that are excluded by subclauses (A)-(C) in clause (i) above), and (vii) any Liability set forth on Schedule 1(a).

“Bill of Sale” shall mean the bill of sale and assignment conveying, selling, transferring, and assigning the Purchased Assets to Buyer, in form and substance reasonably satisfactory to Buyer and Seller.

“Books and Records” shall mean all books and records of Seller relating exclusively to and necessary for the operation of the Business as it is currently operated, including files, documents, correspondence, cost and pricing information, accounting records, supplier lists and records, training materials, training records, maintenance and inspection reports, equipment lists, repair notes and archives, sales and marketing materials.

“Business” shall have the meaning set forth in the recitals.

“Business Day” shall mean any day on which commercial banks are open for business in Baltimore, Maryland.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Default” shall have the meaning set forth in Section 6.2(e).

“Buyer Employee Plans” shall have the meaning set forth in Section 6.2(c)(i).

“Buyer 401(k) Plan” shall have the meaning set forth in Section 6.2(c)(iii).

“Cerulean” shall have the meaning set forth in the preamble.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Net Working Capital” shall have the meaning set forth in Section 3.4(b).

“Closing Net Working Capital Statement” shall have the meaning set forth in Section 3.4(b).

“Closing Statement” shall mean a statement of assets and liabilities of the Business as of the end of the month immediately preceding the Closing Date prepared by Seller and delivered pursuant to Section 3.4(b).

“COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and any similar state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning set forth in Section 8.8.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated May 18, 2004, between Aether and Buyer.

“Contracts” shall mean all contracts, leases (including unexpired real property leases), subleases, licenses, permits, registrations, authorizations and agreements related exclusively to the Purchased Assets or the Business and any and all claims, rights of setoff or recoupment, causes of action, accounts receivable, contracts, accounts and/or rights to reciprocal compensation arising under or in connection therewith.

“Copyright Assignment” shall be the copyright assignment to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

“Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions owned by Seller and used exclusively in the Business as currently operated.

“Deal License Agreement” shall mean the deal license agreement to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

“Deposit” shall have the meaning set forth in Section 2.3.

“Deposit Return Event” shall mean the termination of this Agreement pursuant to, and in accordance with the terms of, Section 11.1(a), (b), (c), (d), (e) or (f); provided that Buyer is not at such time in material breach of its representations, warranties, covenants and agreements hereunder.

“Disclosure Schedule” or “Schedule” shall mean that certain schedule identified as such and delivered by Seller to Buyer pursuant to this Agreement, as the same may be supplemented and updated from time to time pursuant to this Agreement, each of which is hereby incorporated and made a part of this Agreement for all purposes as if set forth in full herein.

“Division Intellectual Property” shall have the meaning set forth in Section 4.9(a).

“Effective Time Adjustment Amount” shall have the meaning set forth in Section 3.5(a).

“Effective Time Payments” shall have the meaning set forth in Section 3.5(a).

“Effective Time Receipts” shall have the meaning set forth in Section 3.5(a).

“Effective Time Statement” shall have the meaning set forth in Section 3.5(a).

“Effective Time Statement Objection Notice” shall have the meaning set forth in Section 3.5(b).

“Effective Time Statement Resolution Period” shall have the meaning set forth in Section 3.5(b).

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA and any other material employee benefit plan, program or arrangement.

“Encumbrances” shall mean all security interests, liens, pledges, charges, escrows, options, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

“Environmental Laws” shall mean any and all Applicable Laws relating to the pollution or protection of the environment or the protection of human health from environmental hazards.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Amount” shall have the meaning set forth in Section 7.2(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean (i) Tax Assets, (ii) Excluded Know-how, (iii) cash, cash equivalents and marketable securities, (iv) defenses and claims that Seller could assert against third parties, (v) subject to Section 6.2(b), all Trademarks or other indicia of origin of Seller and its Affiliates in any of the following words, logos, stylized lettering, other designs and variants thereof:  “Aether,” “Aether Systems” or “AIM,” (vi) all books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Purchased Assets, the Assumed Liabilities and/or the Business, (vii) all rights of Seller and its Affiliates under or pursuant to this Agreement, the Ancillary Agreements and the other agreements and transactions contemplated hereby, (viii) the assets, properties and rights of Seller and its Affiliates not used exclusively in the operation of the Business as currently operated, (ix) subject to Section 6.3(b), the rights and obligations of Seller under any agreements, contracts, leases, subleases, licenses, and similar instruments that are not assignable by Seller, (x) any rights under or amounts payable from present or former insurance policies covering Seller or the Business that are unrelated to the Purchased Assets or the Assumed Liabilities and (xi) any amounts included as goodwill of the Business for financial statement purposes.

“Excluded Know-how” shall mean any and all product specifications, processes, methods, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, physical and analytical, safety, quality control, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and any and all other confidential or proprietary technical and business information owned or controlled by Seller and related to Seller’s or any of its or its Affiliates’ past or present products or businesses, other than such matters used exclusively with respect to the Business as currently operated, as well as any documentation evidencing any of the foregoing.

“Excluded Liabilities” shall mean any and all Liabilities of the Business that are not Assumed Liabilities, including, without limitation, Liabilities arising out of, relating to or incurred in connection with (i) Tax Liabilities, (ii) the Excluded Assets, (iii) the Employees or Seller Employee Plans in each case that arise prior to Closing, including Liabilities of Seller to Transferred Employees arising as result of the consummation of the transactions contemplated hereby and Sale-related Payments, other than as set forth on the Closing Statement, (iv) Liabilities of Seller incurred in connection with this Agreement, the Ancillary Agreements or the transactions contemplated thereby, (v) Liabilities of the Business resulting from, arising out of, or relating to any breach of contract, tort, or breach of warranty occurring prior to Closing, (vi) intra-company Liabilities of Seller and its Affiliates, other than as set forth on the Closing Statement, (vii) Liabilities under Section 6.1(f), (viii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise) and (ix) Liabilities set forth on Schedule 4.8.

“Facility” means any real property, including without limitation any improvement, equipment structure, building or fixture located thereon that is owned, used, operated or rented by Seller exclusively in connection with the Business.

“GAAP” shall mean United States generally accepted accounting principles.

“Glenborough LC” shall have the meaning set forth in Section 6.2(d).

“Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States, or any country, jurisdiction, state, county, province, municipality or other political subdivision thereof or any other supranational organization of sovereign states where any of the Purchased Assets are located.

“Hamilton County” shall mean The Board of County Commissioners, Hamilton County, Ohio.

“Hamilton LC” shall mean that certain irrevocable standby letter of credit number 3055256 issued by Bank of America for the benefit of Hamilton County.

“Hamilton Sales Agreement” shall mean the Sales Agreement between Aether and Hamilton County dated April 29, 2003.

“Income Tax” shall mean any federal, state, local, or foreign tax based on or measured by reference to net income including any interest, penalty, or addition thereto, whether disputed or not.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 3.4(b).

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Know –how and (e) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Period” means the period beginning on the first day of the month in which the Closing occurs and ending at the close of business on the day immediately preceding the Closing Date.

“Inventory” shall mean the consumable inventory of Seller, wherever located, including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed exclusively by the Business.

“Know-how” shall mean any and all product specifications, processes, methods, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, physical and analytical, safety, quality control, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and any and all other confidential or proprietary technical and business information which are licensed to or owned by Seller and used exclusively in the Business as currently operated.

“Leased Real Property” shall mean the Leases pursuant to which Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property used exclusively in the Business as currently operated.

“Leases” shall mean all of Seller’s right, title and interest in any lease, sublease, license, concession or other arrangement pursuant to which Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property used exclusively in the Business prior to the Closing Date.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” shall mean any and all direct or indirect indebtedness, liabilities, assessments, expenses, claims, Losses, deficiencies, obligations or responsibilities, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any Liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals), whether due or to become due, and whether claims with respect thereto are asserted, if at all, before or after the Closing.

“Losses” shall mean any and all out of pocket losses, demands, claims, actions or causes of action, costs, damages, judgments, obligations (including corrective or remedial obligations), debts, settlements, assessments, deficiencies, Taxes (excluding Income Taxes and any other Taxes incurred prior to the Closing Date), penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorney’s fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, but specifically excluding any consequential or punitive damages.

“Material Adverse Effect” shall mean any event, change, circumstance or effect that (A) has a material adverse effect on the Purchased Assets, operations or financial condition of the Business, taken as a whole, or (B) materially hinders or delays Seller’s ability to consummate the transactions contemplated herein, in either case, other than any event, change, circumstance or effect relating (i) to the United States economy in general, or the economy of any foreign country in general in which Seller participates, (ii) in general to the industries in which the Business operates and not specifically relating to the Business, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) to the announcement of the Agreement or any transactions contemplated hereunder, the fulfillment of the Parties’ obligations hereunder of the consummation of the transactions contemplated by this Agreement, or (v) to any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress.

“Material Contract” shall have the meaning set forth in Section 4.20(a).

“Material Government Contract” shall have the meaning set forth in Section 4.20(c).

“Minimum Loss” shall have the meaning set forth in Section 8.7.

“Most Recent Statement” shall mean the statement of assets and liabilities of the Business dated June 30, 2004.

“Net Working Capital” shall be the amount equal to the remainder of (i) the sum of (a) Accounts Receivable (less allowances for doubtful accounts), (b) Inventory (net of any reserves thereon), and (c) Prepaid Expenses and other current assets (excluding current portion of deferred costs), minus (ii) Accounts Payable (including accrued expenses and accrued employee compensation and benefits).  In the case of all of the foregoing items, each shall be calculated in the same way and using the same methods customarily employed by Seller and consistent with Seller’s past practice in the manner set forth on Schedule 2.

“Non-Competing Transaction” shall have the meaning set forth in Section 6.1(c).

“Note” shall mean a promissory note issued by Buyer containing terms no less favorable to Seller than as set forth on Schedule 3, with such other terms and conditions reasonably satisfactory to Buyer and Seller and not otherwise inconsistent with Schedule 3.

“Noteholder” shall have the meaning set forth in Schedule 3 but also shall include and be deemed to refer to any third-party provider of financing to Buyer in connection with the transactions contemplated by this Agreement that is an alternative to the “Financing Notes” referenced on Schedule 3.

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph.

“Patents” shall mean all patents, patent disclosures and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals, re-examinations and extensions of the foregoing) owned by Seller and used exclusively in the Business as currently operated.

“Patent Assignment” shall mean the patent assignment to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

“Permits” shall mean all permits, licenses, approvals, registrations, qualifications, rights, certificates, certifications, consents, and other authorizations of every nature whatsoever required by, or issued to or on behalf of Seller by any Governmental Authority that are necessary to and used exclusively in the Business as currently operated.

“Permitted Encumbrances” shall mean (i) liens for Taxes, assessments and other governmental charges not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business or other Encumbrances incurred by the Business that are a matter of public record and that are not material, individually or in the aggregate, to the Business, (iii) licenses of Divisional Intellectual Property granted in the ordinary course of the operation of the Business, (iv) with respect to the Leased Real Property:  (a) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record and that are not material, individually or in the aggregate, to the Business, (b) any conditions that would be shown by a current survey or physical inspection and (c) zoning, building and other similar restrictions pursuant to Applicable Laws, (v) Encumbrances specified on Schedule 1(b), and (vi) other Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

“Person” shall mean an individual, a corporation, a limited or general partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Property” shall mean the equipment, furniture, machinery, computer hardware, motor vehicles and other tangible personal property owned by Seller and used exclusively in the Business as currently operated.

“Prepaid Expenses” as of any date shall mean payments made by Seller or any of its Affiliates with respect to the Business or the Purchased Assets, which constitute prepaid expenses in accordance with GAAP.

“Proxy Statement” shall mean the proxy statement to be sent to Aether’s stockholders in connection with the Seller Stockholders Meeting.

“Public Reports” means Aether’s Exchange Act filings with the SEC since July 1, 2003.

“Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Purchase Price” shall have the meaning set forth in Section 3.2.

“Purchase Price Objection Notice” shall have the meaning set forth in Section 3.4(b).

“Purchase Price Resolution Period” shall have the meaning set forth in Section 3.4(b).

“Purchased Assets” shall mean all right, title, and interest in and to all of the assets constituting the Business, other than the Excluded Assets, including, without limitation, (i) the Leased Real Property, (ii) the Personal Property, (iii) subject to Section 6.3(b), the Contracts and Permits, (iv) the Accounts Receivable, (v) the Division Intellectual Property, (vi) the Inventory, maintenance and operating supplies used exclusively in the Business as currently operated, (vii) the Prepaid Expenses, claims, refunds, causes of action, rights of recovery, rights of setoff, and rights of recoupment and (viii) the Books and Records.

“Relevant Subsidiary” shall have the meaning set forth in the preamble.

“Required Seller Stockholder Vote” shall mean the affirmative vote by the holders of a majority of the outstanding shares of Aether’s common stock, par value $0.01 per share, consenting to the transactions contemplated by this Agreement.

“Sale-related Payments” shall mean any incentive compensation relating to the sale of the Business, separation payments resulting from a change of control of Aether or retention payments, in each case payable to Transferred Employees.

“SEC” shall mean the Securities and Exchange Commission.

“Security Agreements” shall mean, collectively, the collateral, security, inter-creditor and/or similar agreement(s) entered into in connection with the Note by Seller, Buyer and/or the Noteholder containing terms no less favorable to Seller than as set forth on Schedule 3 and such other terms and conditions reasonably satisfactory to Seller, Buyer and/or the Noteholder, as the case may be, and not otherwise inconsistent with Schedule 3.

“Seller” shall have the meaning set forth in the preamble.

“Seller Board Recommendation” shall have the meaning set forth in Section 6.1(e)(ii).

“Seller Determination” shall have the meaning set forth in Section 12.14.

“Seller Employee Plans” shall have the meaning set forth in Section 4.10.

“Seller 401(k) Plan” shall have the meaning set forth in Section 6.2(c)(iii).

“Seller Product” shall mean each of the products marketed, sold, licensed or otherwise distributed by Seller exclusively in connection with the Business.

“Seller New Matters” shall have the meaning set forth in Section 6.3(c).

“Seller Other Matters” shall have the meaning set forth in Section 6.3(c).

“Seller Stockholders Meeting” shall have the meaning set forth in Section 6.1(e).

“Seller’s Knowledge” shall mean, and be limited to, the actual knowledge (without independent investigation) of David Oros, David Reymann, Steven Bass and Michael Mancuso.

“Straddle Period” shall mean any taxable year or period beginning before and ending after the Closing Date.

“Superior Proposal” shall mean an unsolicited, bona fide offer made by a third party for an Acquisition that is on terms that the board of directors of Aether determines, in its reasonable judgment, after consultation with its financial advisors and legal counsel, would, if consummated, be more favorable to Aether and its stockholders (taking into account such factors as Aether’s board of directors in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal) than the terms of the transactions contemplated by this Agreement, taking into account any change proposed by Buyer.

“Target Net Working Capital” shall mean $4,587,000.

“Tax Assets” shall mean any refund, abatement or credit of, and all other assets comprising receivables or deferred assets or prepayments for, Taxes arising or resulting from Seller’s and its Affiliate’s conduct of the Business or ownership of the Purchased Assets for taxable periods ending on or before the Closing Date.

“Tax Liabilities” shall mean all liabilities for Taxes arising or resulting from Seller’s and its Affiliate’s conduct of the Business or ownership of the Purchased Assets for taxable periods or portions thereof ending on or before the Closing Date.

“Tax Returns” shall mean all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

“Taxes” (and with correlative meanings, “Tax” and “Taxable”) shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

“Termination Fee” shall have the meaning set forth in Section 11.3.

“Third Party Intellectual Property” shall have the meaning set forth in Section 4.9(c).

“Trademark Assignment” shall mean the trademark assignment to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

“Trademarks” shall mean (i) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans used exclusively with any products or embodying associated goodwill of the Business related to such products, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto, in each case owned by or licensed to Seller and used in the Business as currently operated.

“Transfer Taxes” shall have the meaning set forth in Section 3.9.

“Transferred Employees” shall have the meaning set forth in Section 6.2(c)(i).

“Transition Services Agreement” shall mean the transition services agreement to be entered into between Seller or its Affiliates and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

“Transportation Proposal” shall mean the proposal to sell Seller’s Transportation segment in accordance with that certain Asset Purchase Agreement, dated July 20, 2004, among Aether, Platinum Equity Capital Partners, L.P. and Slingshot Acquisition Corporation.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.14(b).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II

PURCHASE AND SALE OF THE ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1                                      Purchase and Sale of Assets

(a)                                  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey, transfer and deliver to Buyer as of the Closing Date, and Buyer agrees to purchase and take assignment and delivery from Seller as of the Closing Date, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

(b)                                 The Purchased Assets shall include all assets of Seller used exclusively in the Business.  Seller shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in or to, the Excluded Assets.

Section 2.2                                      Assignment and Assumption of Liabilities

(a)                                  Subject to the terms and conditions of this Agreement, Buyer will assume as of the Closing Date and subsequently, in due course, pay, honor and discharge in accordance with their respective terms and conditions all of the Assumed Liabilities without any right of set-off against Seller.

(b)                                 The liabilities and obligations of Seller and its Affiliates transferred to Buyer as of the Closing Date shall not include the Excluded Liabilities.

Section 2.3                                      Deposit.  On the date hereof, Buyer shall pay to Aether in immediately available funds, by wire transfer to an account designated by Aether, a non-refundable deposit against the Purchase Price in an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”).  The Deposit shall be non-refundable in that it shall not be returned to Buyer under any circumstances, unless a Deposit Return Event shall have occurred in which event Seller shall transfer to Buyer, in immediately available funds by wire transfer to an account designated by Buyer, a cash amount equal to the Deposit plus interest thereon at the rate currently available for money market accounts.

ARTICLE III

CLOSING

Section 3.1                                      Closing.  Subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in ARTICLE VII, the closing and consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the second Business Day after receipt of the Required Seller Stockholder Vote or if all of the conditions set forth in ARTICLE VII have not been satisfied or waived at such time then the second Business Day after all such conditions have been satisfied or waived (such date being the “Closing Date”).  The Closing shall occur at 10:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP at 655 15th Street, NW, Suite 1200, Washington, DC 20005.  The Parties shall use commercially reasonable efforts to satisfy all of the conditions set forth in ARTICLE VII (other than receipt of the Required Seller Stockholder Vote) prior to the Seller Stockholders Meeting and the Parties further agree that if they are unable to hold the Closing on or prior to the 20th day of a calendar month, they shall hold the Closing on the last Business Day of such calendar month.

Section 3.2                                      Purchase Price.  Subject to the terms and conditions set forth in this Agreement, in addition to the assumption by Buyer of the Assumed Liabilities, Buyer agrees to pay at Closing to Seller, in consideration for the Purchased Assets, Ten Million Dollars ($10,000,000) subject to adjustment pursuant to Section 3.4(b) (the “Purchase Price”), in immediately available funds by wire transfer to an account designated by Seller by written notice to Buyer at least two Business Days prior to the Closing Date.  If the Purchase Price is adjusted as contemplated by this Agreement, the term “Purchase Price” shall mean such adjusted amount, except for purposes of Section 3.4.

Section 3.3                                      Closing Payment.  At Closing, Buyer shall pay to Seller the Purchase Price in immediately available funds by wire transfer to an account designated by Seller by written notice to Buyer at least two (2) Business Days prior to the Closing Date.

Section 3.4                                      Determination of Purchase Price and Adjustments to Purchase Price.

(a)                                  No less than three (3) Business Days prior to the Closing Date, the Seller shall (i) prepare and deliver to Buyer the Most Recent Statement, (ii) include with such Most Recent Statement a statement showing what Closing Net Working Capital would be if the Closing had occurred on the date of the Most Recent Statement, and (iii) provide Buyer with a certificate of its Chief Financial Officer stating that the Most Recent Statement and the accompanying calculation were prepared by Seller in good faith, and the Most Recent Statement was prepared in a manner consistent with Seller’s past practices, is consistent with the Books and Records and presents fairly the balance sheet items of the Business reflected thereon as of the date thereof.

(b)                                 As soon as practicable (and in any event within forty (40) days following the Closing), Seller shall prepare and deliver to Buyer, (i) the Closing Statement, (ii) a statement (the “Closing Net Working Capital Statement”) setting forth Net Working Capital as of the close of business on the last day of the month for the month immediately preceding the month in which the Closing occurred unless the Closing occurred on the last Business Day of the month, in which case the statement shall be as of the Closing Date (the “Closing Net Working Capital”) based on the Closing Statement Date, and (iii) all work papers and back-up materials relating thereto.  Each Party shall bear its own costs and expenses of preparing the Closing Statement.  Buyer shall assist Seller and its representatives in the preparation of the Closing Statement and Closing Net Working Capital Statement and shall provide Seller and its representatives access at all reasonable times to the personnel, properties, and Books and Records, for such purpose.  No changes shall be made in any reserve or other account existing as of the date of the Closing Statement except as required by GAAP.  The Closing Statement and the Closing Net Working Capital Statement shall be conclusive and binding on the Parties hereto unless Buyer gives written notice to Seller of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (a “Purchase Price Objection Notice”) within thirty (30) days after its receipt of the Closing Statement and the Closing Net Working Capital Statement.  If Buyer delivers a Purchase Price Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If the Parties are unable to resolve all disputes in the Purchase Price Objection Notice, despite good faith negotiations, within thirty (30) days thereafter (the “Purchase Price Resolution Period”), then the Parties will, within thirty (30) days after the expiration of the Purchase Price Resolution Period, submit any such unresolved disputes to an independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”).  Buyer and Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer or its representatives or Seller or its representatives.  Buyer and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm.  The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Buyer and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties.  The fees and expenses of the Independent Accounting Firm shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted.  The Closing Net Working Capital reflected in the Closing Net Working Capital Statement, as revised to reflect the resolution of any and all disputes by the Parties and/or the Independent Accounting Firm, shall be deemed to be the Closing Net Working Capital.  The “Adjustment Amount” (which may be a positive or negative number) shall equal the amount determined by subtracting the Target Net Working Capital from the Closing Net Working Capital.  If the Adjustment Amount is positive, the Adjustment Amount shall be paid by Buyer via wire transfer of immediately available funds to the bank account designated in writing by Seller.  If the Adjustment Amount is negative, the Adjustment Amount shall be paid by Seller via wire transfer of immediately available funds to the bank account designated in writing by Buyer.  All payments shall be made together with interest at the rate of 6% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made.  Within five (5) Business Days after the calculation of the Closing Net Working Capital becomes binding and conclusive on the Parties, Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 3.4(b).

Section 3.5                                      Effective Time Adjustments.

(a)                                  Within forty (40) days after the Closing, Seller shall prepare and deliver to Buyer a statement and supporting schedules (the “Effective Time Statement”) setting forth all of the cash received by Seller with respect to the Business during the Interim Period (collectively, the “Effective Time Receipts”) and all cash payments made by Seller or its Affiliates with respect to the Business during the Interim Period (collectively, the “Effective Time Payments”).  The “Effective Time Adjustment Amount” (which may be a positive or negative number) shall equal the amount determined by subtracting the Effective Time Payments from the Effective Time Receipts.  If the Effective Time Adjustment Amount is positive, Seller shall pay Buyer such positive amount via wire transfer of immediately available funds to the bank account designated in writing by Buyer.  If the Effective Time Adjustment Amount is negative, Buyer shall pay Seller such amount via wire transfer of immediately available funds to the bank account designated in writing by Seller.  Any payment required under this Section 3.5(a) shall be paid within five (5) Business Days after the Effective Time Statement is becomes final, binding and conclusive in accordance with Section 3.5(b).

(b)                                 Each Party shall bear its own costs and expenses of preparing the Effective Time Statement.  The Effective Time Statement shall be conclusive and binding on the Parties unless the Buyer gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (an “Effective Time Statement Objection Notice”) to Seller within thirty (30) days after its receipt of the Effective Time

Statement.  If the Buyer delivers an Effective Time Statement Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  If the Parties are unable to resolve all disputes reflected in the Effective Time Statement Objection Notice, despite good faith negotiations, within thirty (30) days thereafter (the “Effective Time Statement Resolution Period”), then the Parties will, within thirty (30) days after the expiration of the Effective Time Statement Resolution Period, submit any such unresolved dispute to the Independent Accounting Firm.  Buyer and Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer or its representatives or Seller or its representatives.  Buyer and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm.  The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Buyer and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties.  The fees and expenses of the Independent Accounting Firm shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted.  Calculations under this Section 3.5 shall be separate and distinct from the calculations made under Section 3.4(b).

Section 3.6                                      Deliveries By Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)                                  the Purchase Price;

(b)                                 the Escrow Amount pursuant to Section 7.2(c);

(c)                                  the executed certificate required to be delivered pursuant to Section 7.2(d);

(d)                                 all Ancillary Agreements duly executed by Buyer;

(e)                                  the Note duly executed by Buyer;

(f)                                    the Security Agreements duly executed by Buyer and the Noteholder; and

(g)                                 such other deeds, bills of sale, endorsements, assignments, affidavits, other instruments of sale, assignment, conveyance and transfer and documents and instruments (in recordable form, if requested), in form and substance reasonably satisfactory to Buyer and Seller, as are required to (i) effectively vest in Buyer all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of any and all Encumbrances, except for the Permitted Encumbrances and (ii) effectuate the terms and priorities contemplated by the Note and Security Agreements.

Section 3.7                                      Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered by its Affiliates, to Buyer the following:

(a)                                  the executed certificate required to be delivered pursuant to Section 7.3(e);

(b)                                 all Ancillary Agreements duly executed by Seller; and

(c)                                  such other deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and Seller, as are required to effectively vest in Buyer all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of any and all Encumbrances, except for the Permitted Encumbrances.

Section 3.8                                      Tax Allocations.  Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a schedule allocating the Purchase Price (and any other items or amounts that are required for federal income tax purposes to be included in the Purchase Price), among the Purchased Assets under the principles of Code Section 1060 and regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (such schedule and the allocations it contains, the “Allocation”).  The Allocation shall be binding and conclusive and deemed accepted by Buyer, unless Buyer shall have notified Seller in writing of any objections thereto within twenty (20) Business Days after delivery of the Allocation, specifying in reasonable detail each item on the Allocation that Buyer disputes.  Upon receipt of such objections, Seller and Buyer shall resolve the differences following the dispute resolution procedures (including the time periods) set forth in Section 3.4(b) for the Closing Statement.  Buyer and Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation and shall not voluntarily take a position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any governmental authority or any other proceedings).  Buyer and Seller shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required with respect to such Allocation.

Section 3.9                                      Transfer Taxes.  All stamp, transfer, documentary, sales and use, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by Buyer, and except to the extent required to be filed by Seller, Buyer shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to all Transfer Taxes.  Buyer hereby agrees to indemnify Seller against, and hold Seller harmless from, any and all Transfer Taxes.  The provisions of this Section 3.9 and no other provision, shall govern the economic burden of Transfer Taxes.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Subject to the exceptions and limitations set forth in this ARTICLE IV and the matters set forth on the Schedules as may be supplemented or updated pursuant to this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement, as follows.

Section 4.1                                      Organization and Good Standing.  Except as set forth on Schedule 4.1, Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to operate the Business as currently operated.  Except as set forth on Schedule 4.1, Seller is duly qualified in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2                                      Corporate Authorization.  Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on the terms set forth therein.  This Agreement has been duly executed and delivered by such Seller and, assuming the due execution of this Agreement by Buyer, this Agreement is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.  All requisite corporate action on the part of Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is or will be a party subject only to the approval of the this Agreement and the sale of the Business by Seller’s stockholders as contemplated by Section 6.1(e)(i).

Section 4.3                                      Sufficiency of Assets.  Except as set forth on Schedule 4.3, the Purchased Assets constitute all of the assets (tangible and intangible) and all of the property (real and personal) of any nature whatsoever necessary to conduct the Business as currently operated.  The Purchased Assets constitute all of the assets that are exclusively related to the Business.  The Purchased Assets, together with the rights granted by Seller to Buyer through the Ancillary Agreements, constitute all assets necessary to enable Buyer to carry out the Business as conducted by Seller immediately prior to the Closing.

Section 4.4                                      Consents.  Except as set forth on Schedule 4.4, no consent, approval of or by, or filing with or notice to any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5                                      No Breach.  Except as set forth on Schedule 4.5, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) breach, contravene, conflict with or cause a default under (with or without the giving of notice or lapse of time) the articles of incorporation or bylaws of Seller, (b) breach, contravene, conflict with or cause a default under (with or without the giving of notice or lapse of time) any Contract to which the Seller is a party or is bound or to which any of the Purchased Assets are subject, except where such breach, contravention, conflict or default is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, or (c) result in the creation of an Encumbrance, other than Permitted Encumbrances, on either the Purchased Assets or the Business.

Section 4.6                                      Title to and Use of Property.  Except as set forth in on Schedule 4.6, at the Closing, Seller will convey and Buyer will acquire good, valid and marketable title to, or a valid leasehold or subleasehold interest in, the Purchased Assets, free and clear of any and all Encumbrances (including any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement) other than the Permitted Encumbrances.

Section 4.7                                      Permits.  Seller possesses all Permits necessary for the operation of the Business as currently operated, except for such Permits as to which the failure to possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Schedule 4.7 contains a complete list of all Permits held by Seller used exclusively in the Business as currently operated, the date of expiration of each Permit, and whether each such Permit is transferable.

Section 4.8                                      Litigation; Orders.  Except as set forth on Schedule 4.8 and such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, (i) there is no action, suit, arbitration or regulatory proceeding or claim pending, or, to Seller’s Knowledge, threatened against the Business, this Agreement or the transactions contemplated hereby and (ii) there are no decrees, injunctions, liens, orders or judgments of or with any court or governmental department or agency outstanding against Seller or any of its Affiliates relating to or affecting the Purchased Assets, the Business, this Agreement or the transactions contemplated hereby.

Section 4.9                                      Intellectual Property.

(a)                                  Seller owns, or has the right to use, all Intellectual Property used in the Business as currently conducted by Seller, free of any Encumbrances (collectively, the “Division Intellectual Property”).  Schedule 4.9(a) lists (i) all Patents owned by Seller, (ii) all registrations (and applications) for Trademarks owned by Seller and (iii) all registrations (and applications) for Copyrights owned by Seller.  All Patents and Trademarks and Copyrights included in the Division Intellectual Property are valid and subsisting, and all maintenance fees relating thereto have been paid in a timely fashion.

(b)                                 To Seller’s Knowledge, no third party has infringed or misappropriated any Division Intellectual Property, except as set forth on Schedule 4.9(b).

(c)                                  Schedule 4.9(c) contains an accurate list as of the date of this Agreement of all licenses or other agreements related to intellectual property and used in the Business, other than licenses or agreements related to either (i) commercially-available software not incorporated into Seller Products, (ii) software with a replacement cost of less than $10,000, or (iii) or Public Software (collectively, “Third Party Intellectual Property”).  Seller is not in material breach of any such license or other agreement.

(d)                                 Except as set forth on Schedule 4.9(d), the Business (including but not limited to the sale of Seller Products) as currently conducted does not infringe or misappropriate or otherwise conflict with any intellectual property owned or used by any third party, and Seller has not received any written notice, claim or demand alleging any of the foregoing.

(e)                                  Except as set forth in Schedule 4.9(e), no Public Software has been incorporated into any Seller Product.

Section 4.10                                Employee Benefits Plans.

(a)                                  Schedule 4.10 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes on behalf of employees of the Business (“Seller Employee Plans”).  To Seller’s Knowledge, each such Employee Benefit Plan has been maintained, funded and administered in accordance with its terms and complies in all respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.

(b)                                 None of such Employee Benefit Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA, a “defined benefit plan,” as defined in Section 3(35) of ERISA, or a plan subject to Section 412 of the Code.

Section 4.11                                Taxes.  Except as disclosed on Schedule 4.11, Seller has filed all Tax Returns that it was required to file, each of which were correct and complete in all material respects.  All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid or adequately reserved for.  Except as set forth on Schedule 4.11, no action, suit, proceeding or audit is pending against or with respect to the Business regarding Taxes and Seller has not waived any statue of limitations in respect of Taxes or requested any extension of time within which to file any Tax Return that has not been filed.  Seller is not a foreign person as defined in Section 1445(b)(2) of the Code and the regulations thereunder.

Section 4.12                                Environmental Matters.  Except as set forth on Schedule 4.12:  (i) Seller is in material compliance with all applicable Environmental Laws; (ii) without any limitation to the foregoing, Seller has obtained and is in material compliance with all material Permits required under Environmental Laws to conduct the Business; (iii) Seller has not received any written notice, report or other information from any Governmental Authority regarding any material violation of, or any material liabilities (including any material investigatory, remedial or corrective obligations) arising under, any Environmental Laws.  This Section 4.12 contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health or safety matters.

Section 4.13                                Compliance with Legal Requirements.  Except as set forth on Schedule 4.13, Seller is in full compliance with each Legal Requirement that is applicable or to the conduct or operation of the Business or the ownership of the Purchased Assets the absence of which would not reasonably be expected to have a Material Adverse Effect.  Seller has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to the Business.

Section 4.14                                Financial Statements.

(a)                                  Each of the consolidated financial statements (including, in each case, any notes thereto and segment information included therein) contained in the Seller’s Annual Report on Form 10-K for the year ended December 31, 2003 and Seller’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2004 were prepared in accordance with GAAP (except in each case as described in the notes thereto) applied on a consistent basis throughout the periods indicated and each presented fairly the financial position of Seller and its subsidiaries on a consolidated basis, as at the respective dates thereof and its results of operations, stockholders’ equity and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments and the absence of footnotes).

(b)                                 Seller has provided to Buyer an unaudited statement of assets and liabilities and a statement of revenue and direct operating expenses for the Business (excluding certain corporate overhead and non-cash charges) as of June 30, 2004 (collectively, the “Unaudited Financial Statements”).  The Unaudited Financial Statements (i) have been prepared from information contained in the Books and Records, (ii) have been prepared in accordance with GAAP applied on a consistent basis, except as disclosed on Schedule 4.14(b) and (iii) are true and correct in all material respects and fairly present the financial operations of the Business by Seller as of the dates and for the periods indicated therein.

(c)                                  The Business does not have any Liability that would have been required to be reflected in, reserved against or otherwise described in the Unaudited Financial Statements that have not been so reflected, reserved against or described, except for Liabilities (i) set forth on the face of the Most Recent Statement (rather than in any notes thereto) and (ii) which have arisen after the date of the Most Recent Statement in the ordinary course of business (none of which results from or arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

Section 4.15                                Employees.  Schedule 4.15 lists all of Seller’s employees, independent contractors and consultants used in connection with the Business as currently operated.  Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute in the past three years.  There are no material claims, complaints, charges, investigations or proceedings pending or, to Seller’s Knowledge, reasonably expected or threatened, between Seller, on the one hand, and any Employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage.

Section 4.16                                Filings with the SEC.  None of the Public Reports, as of their respective dates, contained with respect to the Purchased Assets, the Assumed Liabilities, or the Business any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.17                                Broker’s Fees.  No agent, broker, firm or other Person acting on behalf of Seller is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement, except for Friedman, Billings & Ramsey Co., Inc. and Goldman, Sachs & Co., whose fees and expenses will be paid by Seller.

Section 4.18                                Inventory.  The Inventory does not include items that are obsolete, damaged or slow moving, for which reserves have not been established in accordance with GAAP.  The Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the ordinary course of the Business consistent with Seller’s past practice.  The Inventory is valued on the Books and Records at the lesser of cost or fair market value net of reserves recorded in accordance with GAAP.

Section 4.19                                Absence of Certain Changes.  Since December 31, 2003, Seller has conducted the Business in the ordinary and usual course consistent with past practice and, without limiting the generality of the foregoing, has not:

(a)                                  suffered any Material Adverse Effect;

(b)                                 suffered any material damage, destruction or loss, whether or not covered by insurance, in the Business or the assets to be sold under this Agreement;

(c)                                  effected any acquisition, sale or transfer of any material asset used exclusively in the Business other than in the ordinary course of business and consistent with past practice;

(d)                                 effected any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) with respect to the Business, except as required by changes in GAAP;

(e)                                  entered into any contract or agreement that would be a Material Contract, other than in the ordinary course of business, or terminated or defaulted under any Material Contract to which Seller is a party or by which it is bound;

(f)                                    granted any license or covenant not to sue with respect to the Division Intellectual Property, except in the ordinary course of business;

(g)                                 permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance of any kind (other than a Permitted Encumbrance) other than in the ordinary course of business consistent with past practice;

(h)                                 with respect to the Business or the Contracts, incurred any contingent Liability as guarantor or otherwise with respect to the obligations of others; or

(i)                                     agreed to take any action described in this Section 4.19 or outside of its ordinary course of business.

Section 4.20                                Material Contracts.

(a)                                  Schedule 4.20(a) contains a complete and correct list, as of the date of this Agreement, of the following Contracts to which Seller is a party or by which the Seller is bound (collectively, the “Material Contracts”):

(i)                                     all Contracts between Seller and an end-user or a distributor, reseller or similar arrangement in relation to an end-user of Seller’s products for aggregate consideration in excess of $300,000 over the life of the contract;

(ii)                                  all Contracts for the future purchase of goods or the provision of services involving a remaining obligation in excess of $100,000;

(iii)                               all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to obligations for borrowed money and guarantees of obligations for borrowed money;

(iv)                              all executory Contracts for capital expenditures with remaining obligations in excess of $300,000 each;

(v)                                 all joint venture, partnership, and other Contracts involving a sharing of profits, losses, costs or liabilities by the Seller with any other Person;

(vi)                              all Contracts containing covenants that in any way purport to limit the freedom of the Seller to engage or to compete with any Person in the business of providing wireless and mobile data solutions to governmental and public safety agencies;

(vii)                           any other agreement material to the Business, the performance of which involves aggregate payments in excess of $300,000; and

(viii)                        all Contracts involving obligations of the Business to the Seller or its Affiliates.

(b)                                 Except as set forth on Schedule 4.20(b), each of the Material Contracts is (assuming due authorization and execution by the other party or parties thereto) valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditor’s rights generally and general equitable principles.  Neither Seller, nor, to Seller’s Knowledge, any other party, is in default under any Material Contract, and to Seller’s Knowledge there are no existing disputes or written claims of default relating thereto, or any facts or conditions Known to Seller which, if continued, are reasonably likely to result in a default or claim of default thereunder.  To Seller’s Knowledge, no party to any Material

Contract has notified Seller that it intends to cancel, withdraw, modify or amend such Material Contract.

(c)                                  With respect to each Material Contract relating to a Governmental Authority, through either a subcontract or distributor, reseller or similar type of arrangement (a “Material Government Contract”), except as set forth on Schedule 4.20(c):

(i)                                     No material termination or default, cure notice or show cause notice is, or since January 1, 2003, has been, in effect with respect to any Material Government Contract;

(ii)                                  To Seller’s Knowledge, all material representations and certifications executed, acknowledged or set forth in each Material Government Contract were complete and correct in all material respects as of their effective date;

(iii)                               Since January 1, 2003, no contracting officer of a Governmental Authority has informed Seller in writing that Seller has breached or violated in any material respect any material statute or regulation pertaining to any Material Government Contract;

(iv)                              Since January 1, 2003, there has been no known governmental investigation (other than routine investigations and audit proceedings) of Seller regarding an alleged or potential material violation of law by Seller with respect to any Material Government Contract; and

(v)                                 Seller is not debarred or suspended from participation in the award of any Material Government Contract nor, to the knowledge of Seller, is any debarment or suspension proceeding pending against Seller.

Section 4.21                                Insurance.  Seller maintains insurance policies relating to the Business or the Purchased Assets providing coverage described in Schedule 4.21.  All of such policies are in full force and effect, and Seller is not in default with respect to any material provision of any of such policies.  Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.  There is no material claim pending under any of such policies or bonds with respect to the Business or the Purchased Assets.  Seller has no Knowledge of any threatened termination of any of such policies.

Section 4.22                                Facilities.  Schedule 4.22 provides an accurate and complete list of the current Facilities.  Seller has provided Buyer true and complete copies of the Leases for any Leased Real Property.  Except as set forth in Schedule 4.22, there exists no event of default by Seller (nor any event which with notice or lapse of time would constitute an event of default by Seller) with respect to any Lease for any Leased Real Property, and to Seller’s Knowledge, there exists no event of default by any of the other parties thereto (nor any event which with notice or lapse of time would constitute an event of default by any of the other parties thereto) with respect to any such Lease, except where such default would not reasonably be expected to have a Material Adverse Effect.  To Seller’s Knowledge, the Facilities, and any improvements Seller has constructed in the Facilities, are in material compliance with all Applicable Laws with respect to or affecting the Facilities except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.  Seller does not own any of the Facilities.

Section 4.23                                Accounts Receivable; Accounts Payable.

(a)                                  All Accounts Receivable represent (or, if arising after the date of this Agreement, will represent) valid obligations arising from transactions actually made or services actually performed in the ordinary course of the Business.  Neither the Seller nor any of its respective Affiliates has received written notice of, nor to Seller’s Knowledge is there any contest, Claim, defense or right of set-off related to any Accounts Receivable, other than returns in the ordinary and usual course of the Business. Except for the Accounts Receivable, neither Seller nor any of its respective Affiliates has extended any credit to any Person.

(b)                                 All Accounts Payable represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary course of the Business.

Section 4.24                                Limitations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE IV, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO ITSELF, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES TRANSFERRED TO BUYER PURSUANT TO THE TERMS OF THIS AGREEMENT, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY CONDITION OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE OR ANY REPRESENTATION OR WARRANTY AS TO VALUE.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Subject to the exceptions and limitations set forth in this ARTICLE V and the matters set forth on the Schedules as may be supplemented or updated pursuant to this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement, as follows:

Section 5.1                                      Organization and Good Standing.  Buyer is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to operate its business.  Buyer is duly qualified in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of the Buyer that adversely affects Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.2                                      Corporate Authorization.  Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, the Note, the Security Agreements and the Ancillary Agreements to which it is or will be a party.  The execution and delivery of this Agreement, the Note, the Security Agreements and the Ancillary Agreements to

which Buyer is or will be a party have been duly and validly approved and authorized by the board of directors of Buyer.  No authorization or approval, corporate, governmental or otherwise, is necessary in order to enable Buyer to enter into and to perform the terms of this Agreement, the Note, the Security Agreements or the Ancillary Agreements on its part to be performed, except for filings under applicable securities laws.  This Agreement is and the Ancillary Agreements, the Note, and the Security Agreements, when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditor’s rights generally and general equitable principles.

Section 5.3                                      No Breach.  The execution, delivery and performance by Buyer of this Agreement, the Note and the Security Agreements and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with Buyer’s certificate of incorporation or by-laws or (b) violate any order, injunction, judgment, decree or award, or federal, state, local or foreign law, ordinance, statute, rule or regulation to which Buyer is subject or by which Buyer or its properties may be bound except where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of the Buyer that adversely affects Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4                                      Availability of Funds.  Buyer has sufficient cash available to enable it to consummate the transactions contemplated by this Agreement, to operate the Business for the reasonably foreseeable future, to satisfy the Assumed Liabilities and to meet the financial obligations under the Contracts that Buyer is assuming as such obligations are presently known or reasonably anticipated.

Section 5.5                                      No Knowledge of Misrepresentations or Omissions.  Buyer has no knowledge that any representation or warranty of Seller in this Agreement or any other agreement contemplated hereby is not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.

Section 5.6                                      Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser experienced in the evaluation and purchase of assets such as the Business.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer agrees, subject to the express terms hereof, to accept the Purchased Assets and assume the Assumed Liabilities in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Buyer acknowledges that Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or Purchased Assets or the future business and operations thereof or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business or the Purchased Assets or the businesses or operations thereof.

Section 5.7                                      Broker’s Fees.  Except for an advisory fee payable to Jesup & Lamont, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1                                      Covenants of Seller.  Seller covenants and agrees as follows:

(a)                                  Access and Information.  Upon reasonable notice, Seller shall grant, or cause to be granted to, Buyer and its counsel, accountants, consultants, financing sources and other authorized representatives, during the period between the date of this Agreement and the Closing Date, reasonable access, in a manner that does not unreasonably interfere with the normal operations of the Business, during normal business hours to the Purchased Assets and the Books and Records and other information relating exclusively to the operations of the Business.  From the date of this Agreement through the Closing Date, Seller shall use commercially reasonable efforts to furnish, or cause to be furnished, to Buyer all data and information concerning the Purchased Assets and the Business which may reasonably be requested by Buyer and shall use all commercially reasonable efforts to make available, or cause to be made available, such personnel of Seller as may reasonably be requested for the furnishing of such data.  From the date of this Agreement through the Closing Date, except as otherwise approved in advance by Seller, Buyer shall not contact or communicate with any employee, customer of or supplier to the Business without Seller’s prior written consent.  All information provided under this Section 6.1(a) shall be treated as confidential in accordance with Section 6.2(a).

(b)                                 Continued Operation of Business.  Except as provided on Schedule 6.1(b), or as expressly required or contemplated by the terms of this Agreement or unless Seller obtains Buyer’s prior written approval, until the Closing Date, Seller shall (i) operate the Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain satisfactory relationships with employees, suppliers, customers and others having professional relationships with the Business and (iii) use commercially reasonable efforts to maintain the Purchased Assets in reasonably good operating condition, normal wear and tear excepted.  Without Buyer’s prior written approval, until the Closing Date, Seller shall not (v) dispose of, encumber, sell or otherwise transfer any of the Purchased Assets except for Inventory and supplies disposed of in the ordinary course of business consistent with past practice, (w) enter into any new, or amend any existing, severance agreement, deferred compensation or arrangements, plans or programs for the benefit of the Transferred Employees or grant any Transferred Employee an increase in employee compensation other than in the ordinary course of business or pursuant to a promotion consistent with past practice, (x) pay liabilities of the Business other than in the ordinary course of business consistent with past practice, (y) delay or postpone the payment of accounts payable or other liabilities of the Business other than in the ordinary course of business consistent with past practice, or (z) enter into or modify, amend or terminate any Material Contract.

(c)                                  No Solicitation.

(i)                                     Seller hereby agrees not to, and shall cause its representatives not to: (A) solicit, initiate, assist or encourage the making by any Person (other than the Parties to this Agreement) of any Acquisition Proposal or (B) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to, any Acquisition Proposal; provided, however, that (x) neither Seller nor its representatives shall be in any way limited or restricted from discussing or negotiating, or otherwise taking any of the actions contemplated by subclauses (A) or (B) of this Section 6.1(c)(i) with respect to any transaction or proposal that does not involve the Business or that does not prevent Seller from completing the transactions contemplated by this Agreement (a “Non-Competing Transaction”), (y) this Section 6.1(c) shall not be applicable in any respect to a transaction or proposal that is a Non-Competing Transaction (and any such transaction or proposal shall not be deemed to be an “Acquisition Proposal” for any purpose under this Agreement), and (z) for the avoidance of doubt, in no event shall any payment be required under Section 11.3 as a result of any actions by Seller or any of its representatives with respect to a Non-Competing Transaction; provided, further, that prior to the receipt of the Required Seller Stockholder Vote, this Section 6.1(c) shall not prohibit Seller from furnishing nonpublic information regarding Seller to, or entering into discussions with, any Person in response to a Superior Proposal if (1) neither Seller nor any representative of Seller shall have violated any of the restrictions set forth in this Section 6.1(c), (2) the board of directors of Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Seller to comply with its fiduciary obligations to Seller’s stockholders under Applicable Law, and (3) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Seller gives Buyer written notice of the receipt of a Superior Proposal.  For the avoidance of doubt, the transactions contemplated by the Transportation Proposal shall be deemed to be “Non-Competing Transactions” for all purposes hereunder.

(ii)                                  Seller shall promptly advise Buyer of any Acquisition Proposal that is made or submitted by any Person prior to Closing.

(d)                                 Proxy Statement.  As promptly as practicable after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement.  Seller shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and shall respond promptly to any comments of the SEC or its staff.  Buyer shall promptly furnish to Seller all information concerning Buyer that may be required or reasonably requested by Seller in connection with the preparation of the Proxy Statement or of responses to comments from the SEC or its staff.  Buyer and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC.  If Seller becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then Seller shall promptly inform Buyer thereof and shall file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of Seller.

(e)                                  Stockholders’ Meeting.

(i)                                     Seller shall take all action necessary under all Applicable Laws to call, give notice of and hold a meeting of the holders of Seller’s common stock to vote on a proposal to approve this Agreement and the sale of the Business separately from or together with the Transportation Proposal, as determined by Seller in its sole discretion (the “Seller Stockholders Meeting”).  Seller shall use commercially reasonable efforts to hold the Seller Stockholders Meeting within a reasonable time after the date hereof and as close to the end of a month as permitted by the Seller’s charter and bylaws, Applicable Law and the applicable requirements of the rules and regulations of the Nasdaq National Market, in order to allow for the Closing to occur on the last Business Day of such month.  Seller shall ensure that all proxies solicited in connection with Seller Stockholders Meeting are solicited in compliance with all Applicable Laws.

(ii)                                  Subject to Section 6.1(e)(iii), (A) the Proxy Statement shall include a statement to the effect that the board of directors of Seller recommends that Seller’s stockholders vote to approve this Agreement and the Sale of the Business at the Seller Stockholders Meeting (the “Seller Board Recommendation”) and (B) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution by the board of directors of Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Buyer shall be adopted or proposed.

(iii)                               Notwithstanding anything to the contrary contained in Section 6.1(e), at any time prior to the adoption of this Agreement by the Required Seller Stockholder Vote, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to Buyer if:  (A) an Acquisition Proposal is made to Seller and is not withdrawn; (B) Seller’s board of directors determines in good faith that the Acquisition Proposal constitutes a Superior Proposal, and after having taken into account the advice of Seller’s outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Seller Board Recommendation is required in order for Seller’s board of directors to comply with its fiduciary obligations to Seller’s stockholders under Applicable Law; and (C) neither Seller nor any of its representatives shall have violated any of the restrictions set forth in Section 6.1(c).

(f)                                    Hamilton LC.  Until the earlier of December 31, 2006, the date Buyer obtains a (i) performance bond or letter of credit reasonably satisfactory to Hamilton County in accordance with the terms of the Note or (ii) a bond from a surety reasonably satisfactory to Seller to insure Buyer’s payment obligation under the Note if the Hamilton LC is drawn and the date Hamilton County releases the Hamilton LC, Seller shall maintain the Hamilton LC.

(g)                                 Non-competition.  For a period of five (5) years following the Closing Date, Seller shall not, and shall cause its direct and indirect subsidiaries not to, engage anywhere in the United States in the business of providing wireless and mobile data solutions to safety agencies at the federal, state and local levels; provided, however, that this Section 6.1(g) shall not limit in any way the right or ability of Seller or any of its Affiliates to (i) continue to operate any other business activities that are being conducted by Seller or its subsidiaries immediately following the Closing Date, including Seller’s transportation business segment and (ii) take any action or cause any action to be taken with respect to Hamilton County or the Hamilton Sales Agreement in accordance with provisions of the Note and/or the Security Agreements.

Section 6.2                                      Covenants of Buyer.  Buyer covenants and agrees as follows:

(a)                                  Confidentiality.  Buyer and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller or any of its Affiliates (whether or not related specifically to the Business) that are furnished to Buyer or its Affiliates, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller or any of its subsidiaries or any other Person not under a non-disclosure or confidentiality obligation in favor of Seller or any of its subsidiaries; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  Buyer shall be responsible for any failure to treat such information confidentially by such Persons.  If this Agreement is terminated, Buyer and its Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or any of its subsidiaries in connection with this Agreement that are subject to such confidence.  Notwithstanding the foregoing, effective upon, and only upon, the Closing, Buyer’s obligations under this Section 6.2(a) shall terminate with respect to the Purchased Assets, the Assumed Liabilities and the Business.

(b)                                 Removal of Seller Trademarks.  Seller hereby grants Buyer, for the period commencing immediately after Closing and ending on the ninetieth (90th) Business Day after the Closing Date, a non-exclusive, royalty-free license to use the following Trademarks: “Aether,” “Aether Systems” or “AIM “ in connection with Buyer’s ownership of the Purchased Assets and operation of the Business.  After such time, Buyer shall, at its sole cost and expense, (i) remove, obliterate, cover or replace, as appropriate, all signs, advertisements or other media containing any Trademarks or other indicia of origin of Seller or any of its Affiliates in any of the following words, logos, stylized lettering, other designs and variants thereof:  “Aether,” “Aether Systems” or “AIM” located on or appurtenant to any of the Purchased Assets related to the Business; and (ii) destroy all items and materials, including stationery, letterhead, invoices, operating and procedural manuals, sales and marketing materials and purchase orders, containing the above described marks.

(c)                                  Employment, Employees and Employment Benefit Plans.

(i)                                     Prior to the Closing Date, Buyer shall have offered employment effective as of the Closing Date to all Persons set forth on Schedule 4.15 who are employees of the Business at the time the offer is made (including employees who are on an approved leave of absence, short-term disability leave or military leave, but, to the extent permitted by Applicable Law, not including any individual on long-term disability leave) with titles, job descriptions and other terms and conditions of employment substantially similar to those applicable to such employees immediately prior to the Closing Date.  Employees who accept such offer of employment are referred to herein as “Transferred Employees.”  Except as otherwise provided under the terms of an applicable Seller Employee Plan, effective as of the Closing Date the Transferred Employees will cease to participate in, or accrue any benefits under, Seller Employee Plans.  For a period of at least one year following the Closing Date, Buyer will use reasonable commercial efforts to provide each Transferred Employee with compensation (including salary or wage rate, as applicable, and bonus and incentive opportunity) and employee benefits that are no less favorable, in the aggregate, than the compensation and employee benefits that are provided to such Transferred Employee immediately prior to the Closing Date.  As of the Closing Date, such Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and/or its Affiliates relating to compensation and employee benefits (“Buyer Employee Plans”).  For purposes of all Buyer Employee Benefit Plans and other employment agreements, arrangements and policies of Buyer under which a Transferred Employee’s benefits depend, in whole or in part, on length of service, credit will be given to Transferred Employees for service with Seller and its Affiliates prior to the Closing Date for all purposes, provided that such crediting of service does not result in any duplication of benefits.  In addition, any Buyer Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (A) shall not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent and (B) shall provide each Transferred Employee or dependent full credit, for the plan year during which the Closing occurs, with any deductible already incurred by the Transferred Employee or dependent under any Seller Employee Plan and with any other co-payments or out-of-pocket expenses that count against any maximum out-of-pocket expense provision of any Seller Employee Plan or Buyer Employee Plan.  Notwithstanding the foregoing, except as provided in Section 6.3(g), Buyer shall not be restricted nor shall incur any liability in connection with the termination of the employment of any Transferred Employee who fails to adequately perform the duties of their position, engages in any violation of the code of conduct for employees of the Buyer as may be in effect from time to time, or if a reduction in workforce is required in the reasonable business judgment of the Buyer’s board of directors.

(ii)                                  Notwithstanding any other provision of this Agreement, effective as of the Closing Date, Buyer will become responsible for payment of all salaries and benefits and all other claims, costs, expenses, liabilities and other obligations related to Buyer’s employment of the Transferred Employees that arise or relate to events occurring or conditions existing on or after the Closing Date other than the Sale-related Payments.  Buyer shall be solely responsible for satisfying the notice and continuation coverage requirements of COBRA for all Transferred Employees (and their eligible dependents and beneficiaries) who are entitled to elect COBRA continuation coverage on account of a qualifying event occurring on and after the Closing Date.

(iii)                               Effective on the Closing Date, Buyer shall have in effect a tax-qualified defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code and that accepts “eligible rollover distributions” (as defined in Section 402(c)(4) of the Code) including eligible rollover distributions including promissory notes (the “Buyer’s 401(k) Plan”).  Effective as of the Closing, the Transferred Employees who have an account balance in a Seller Employee Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Seller’s 401(k) Plan”) shall be entitled to receive a distribution of their vested account balance in accordance with the terms of Seller’s 401(k) Plan and shall be permitted to roll over their eligible rollover distributions to Buyer’s 401(k) Plan.  Such distribution from Seller’s 401(k) Plan may include distributions of any promissory notes thereunder.

(d)                                 Credit Support.

(i)                                     At Closing, Buyer shall (A) replace the Letter of Credit dated as of June 12, 2001 issued by Bank of America to Glenborough Fund IX LLC, as beneficiary, with Seller, as account party, in the amount of $748,605.00 (the “Glenborough LC”), with letters of credit, guarantees or other credit enhancements of Buyer or its Affiliates so that Seller and its Affiliates shall have no further obligations or liability under the Glenborough LC and (B) return, or cause to be returned, to Seller or its Affiliates, as appropriate, all collateral that was provided by Seller or its Affiliates pursuant to the Glenborough LC.  Except as set forth in Section 6.1(f), after Closing, neither Seller nor any of its Affiliates shall have any obligation to provide any credit support in respect of the Business, the Purchased Assets or the Assumed Liabilities.

(ii)                                  Buyer shall use its commercially reasonable efforts to obtain, at its sole cost and expense, a performance bond or standby letter of credit as promptly as possible that is satisfactory to Hamilton County as a replacement for the Hamilton LC.  If Buyer is unable to secure such bond or other replacement security within a reasonable time prior to the Closing, Buyer shall use its commercially reasonable efforts to obtain, at its sole cost and expense, a bond, issued by a surety reasonably satisfactory to Seller, to ensure that Seller will receive reimbursement in the event of a draw of the Hamilton LC.  In the event Buyer obtains such a performance bond, standby letter of credit or surety bond prior to the Closing, the provisions of this Agreement regarding Buyer’s issuance of the Note and execution and delivery of the Security Agreements shall be of no further force and effect.

(e)                                  Notice of Developments.  Buyer shall give Seller prompt written notice of any development, event, circumstance or condition causing or reasonably expected to cause a breach of any of its representations or warranties or adversely affecting the ability of Buyer to perform its obligations hereunder (a “Buyer Default”), describing with reasonable particularity the development, event, circumstance or condition and the representation, warranty or obligation affected.  Buyer shall have ten (10) Business Days following the occurrence of any such development, event, circumstance or condition to cure a Buyer Default to the reasonable satisfaction of Seller.  In the event a Buyer Default is not cured to Seller’s reasonable satisfaction within such ten-day period, the provisions of Section 6.1(c) shall be of no further force and effect, and Seller shall be permitted to solicit, initiate, assist or encourage the making by any Person of any Acquisition Proposal, participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to, and subject to Section 11.1(g), accept any Acquisition Proposal.

Section 6.3                                      Mutual Covenants.  Buyer and Seller covenant and agree as follows:

(a)                                  State Regulatory Approvals, Notices and Filings.  Buyer and Seller shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated hereby and (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required to be filed pursuant to Applicable Law.

(b)                                 Assignments.  With respect to any Material Contract or Lease that is able to be assigned to Buyer and requires consent for the assignment thereof, Seller shall take such actions as are commercially reasonable, and Buyer shall cooperate fully with Seller in all reasonable respects, to effect such assignment to Buyer as of the Closing Date.  It is understood that such actions by Seller shall not include any requirement of Seller to expend monies, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.  In the event that Seller is unable to obtain the requisite approval for assignment of any Material Contract, then at the written request of Buyer on or before the Closing Date (except where such action would be unlawful or prohibited by such Material Contract), Seller shall (i) retain any such Material Contract and enter into an arrangement with Buyer to provide Buyer with the benefits of such Material Contract, provided, however, that Buyer shall perform Seller’s obligations thereunder arising on or after the Closing Date until such Material Contract is assigned to Buyer or expires in accordance with its terms, and (ii) take all commercially reasonable actions required to accomplish the assignment to Buyer of such Material Contract as soon as reasonably practicable after the Closing Date.

(c)                                  Notification of Certain Matters.  The Parties agree that, with respect to the representations and warranties of the Seller contained herein, Seller shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly the Disclosure Schedules with respect to:  (i)  any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (the “Seller New Matters”), and (ii) other matters which are not Seller New Matters but should have been set forth or described in the Seller Disclosure Schedule as of the date hereof (the “Seller Other Matters”).  Any such supplement, modification or amendment (A) that reflects a Seller New Matter shall qualify the Seller’s representations and warranties for all purposes of this Agreement, except for purposes of determining whether the conditions set forth in ARTICLE VII hereof have been fulfilled and (B) that reflects one or more Seller Other Matters shall not qualify any of the Seller’s representations or warranties for any purpose under this Agreement, and shall be provided solely for informational purposes.  On or before the Closing Date, the Seller will prepare and deliver to Buyer a copy of the Disclosure Schedule revised to reflect any supplement, modification or amendment required pursuant to this Section 6.3(c).  Seller shall use commercially reasonable efforts to deliver any such supplemented, modified or amended Disclosure Schedule to Buyer at least five (5) Business Days before the Closing Date.  If a supplemented, modified or amended Disclosure Schedule satisfying the foregoing requirements is not provided by Seller, the Disclosure Schedule as delivered upon the execution of this Agreement shall continue to apply.

(d)                                 Delivery of Property Received After Closing.  After the Closing, (a) Seller shall promptly transfer to Buyer, from time to time, any cash or other property received by Seller that is associated with or relates to the Purchased Assets and (b) Buyer promptly shall transfer to Seller, from time to time, any cash or other property received by Buyer that is associated with or related to the Excluded Assets.

(e)                                  Post Closing Tax Matters.

(i)                                     Seller will be responsible for the preparation and filing of all Tax Returns for all periods as to which Tax Returns are due after to the Closing Date (including the consolidated, unitary, and combined Tax Returns for Seller which include the operations of the Business for any period ending on or before the Closing Date).  Seller will make all payments required with respect to any such Tax Return; provided, however, that Buyer will indemnify Seller pursuant to ARTICLE IX for any such Taxes that are Assumed Liabilities.

(ii)                                  Buyer will be responsible for the preparation and filing of all Tax Returns for the Business for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of Seller will include the operations of the Business).  Buyer will make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of the Business for any period ending on or before the Closing Date.

(f)                                    Further Assurances.  Prior to and following the Closing, each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other Party to better evidence and reflect the transaction described in this Agreement, the Note, the Security Agreements, the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement.

(g)                                 WARN Act.  Seller and Buyer hereby acknowledge and agree that (i) in accordance with Section 2101(b)(i) of the WARN Act, Seller will be responsible for all required notices prior to the Closing Date, and Buyer will be responsible for all required notices on or after the Closing Date, and (ii) all of the Transferred Employees will be deemed to have become employees of Buyer immediately on the Closing Date for purposes of the WARN Act.

ARTICLE VII

CONDITIONS

Section 7.1                                      Conditions to Obligation of Each Party to Effect the Transactions Contemplated by this Agreement.  The obligation of each Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)                                  Seller and Buyer have received all authorizations, consents and approvals of any Governmental Authority referred to in Section 4.4 and Section 4.7 hereof;

(b)                                 no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by this Agreement; and

(c)                                  the Required Seller Stockholder Vote shall have been obtained.

Section 7.2                                      Conditions to the Obligation of Seller.  Unless waived in writing by Seller, the obligation of Seller to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)                                  Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date;

(b)                                 the representations and warranties of Buyer in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as applicable, on and as of such earlier date), except for changes contemplated by this Agreement;

(c)                                  Buyer shall have paid Seller an amount equal to the aggregate amount of cash held in escrow in account number 1680000080 at Branch Banking & Trust Company (the “Escrow Amount”) (as of the date hereof, such amount being approximately Two Million Dollars ($2,000,000) plus interest paid to date) plus accrued but unpaid interest as of the Closing Date under the Escrow Agreement, by and among Seller, Lockheed Martin Management & Data Systems and Branch Banking & Trust Company, as escrow agent, dated as of January 27, 2003; and

(d)                                 Buyer shall have furnished to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Section 7.2(a) and (b) have been satisfied.

Section 7.3                                      Conditions to the Obligation of Buyer.  Unless waived in writing by Buyer, the obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)                                  Seller shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date;

(b)                                 the representations and warranties of Seller in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as applicable, on and as of such earlier date), except for changes contemplated by this Agreement;

(c)                                  since the date hereof there shall not have occurred a Material Adverse Effect;

(d)                                 Seller shall have obtained consents to the assignment to Buyer of the Contracts set forth on Schedule 7.3(d); and

(e)                                  Seller shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the effect that all conditions set forth in Section 7.3(a) and (b) have been satisfied.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1                                      Survival; Right to Indemnification.  All representations and warranties of Seller and Buyer will survive the Closing and shall expire eighteen (18) months following the Closing, except that those representations and warranties contained in (i) Section 4.1, Section 4.2, Section 4.6, Section 5.1, and Section 5.2 shall survive the Closing without time limit, (ii) Section 4.20(c) shall survive Closing and shall expire on the date that is two (2) years after the Closing Date, and (iii) Section 4.11 shall expire on the date that is the last day of the shortest applicable federal or state statute of limitations or if there is no applicable statue of limitations, three (3) years after the Closing Date.  Following the Closing, the exclusive remedy pursuant to this Agreement and the transactions contemplated hereby based upon the survival of such representations and warranties will be the rights to indemnification, payment of Losses and other remedies provided by this ARTICLE VIII and ARTICLE IX.

Section 8.2                                      Seller’s Indemnity.  Subject to the terms and conditions of this ARTICLE VIII, Seller shall indemnify, defend and hold Buyer, its stockholders, officers, directors and employees (collectively, the “Buyer Group”) harmless from any Losses arising from or attributable to:

(a)                                  the breach of any representation or warranty made by Seller in ARTICLE IV of this Agreement;

(b)                                 any breach or nonfulfillment of any covenant of Seller under this Agreement;

(c)                                  the Excluded Liabilities;

(d)                                 Seller’s ownership, operation or use of the Excluded Assets; and

(e)                                  Seller’s ownership, operation or use of the Purchased Assets and the Business prior to the Closing Date, other than the Assumed Liabilities.

Section 8.3                                      Buyer’s Indemnity.  Subject to the terms and conditions of this ARTICLE VIII, Buyer shall indemnify, defend and hold Seller, its stockholders, officers, directors and employees harmless from any Loss, arising from or attributable to:

(a)                                  the breach of any representation or warranty made by Buyer in ARTICLE V of this Agreement;

(b)                                 any breach or nonfulfillment by Buyer of any covenant of Buyer under this Agreement (other than Section 6.3(e) which is covered by ARTICLE IX);

(c)                                  the Assumed Liabilities;

(d)                                 the Glenborough LC; and

(e)                                  Buyer’s ownership, operation or use of the Purchased Assets and the Business from and after the Closing Date.

Section 8.4                                      Procedure for Indemnification – Third Party Claims.

(a)                                  Promptly after receipt by any Person entitled to indemnity hereunder of the commencement of any action or proceeding against a Person (the “Indemnified Party”), such Indemnified Party will, if a claim is to be made against an indemnifying party under this ARTICLE VIII, give notice to the Party obligated to provide indemnification pursuant to this Section 8.4 (the “Indemnifying Party”) of the commencement of such action or proceeding, specifying the factual basis of the claim and the amount thereof in reasonable detail to the extent then known by such Indemnified Party, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except where (and then only to the extent that) the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to give such notice.

(b)                                 If any action or proceeding referred to in Section 8.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such action or proceeding, the Indemnifying Party will be entitled to participate in such action or proceeding, if the Indemnifying Party gives written notice to the Indemnified Party of its election to assume the defense of such action or proceeding within ten (10) days after receiving notice of such action or proceeding.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party will not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this ARTICLE VIII for any fees of other counsel or any other expenses with respect to the defense of such action or proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such action or proceeding unless the Indemnifying Party is also a party to such action and counsel to the Indemnified Party determines in good faith and advises the Indemnifying Party that joint representation would give rise to a conflict of interest under (a) applicable standards of professional responsibility, or (b) because the Indemnified Party has one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim.  If the Indemnifying Party assumes the defense of an action or proceeding (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the

Indemnified Party’s consent unless (A) there is no finding or admission of any violation by any Indemnified Party of any Legal Requirement or any violation by any Indemnified Person of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (ii) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without the Indemnifying Party’s consent (which shall not be unreasonably withheld or delayed); and (iii) the Indemnified Party will cooperate as the Indemnifying Party may reasonably request in investigating, defending and (subject to clause (i)) settling such action or proceeding.

Section 8.5                                      Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third party claim may be asserted by notice from the Indemnified Party to the Indemnifying Party.  Such notice shall specify the factual basis of such claim and the amount thereof in reasonable detail to the extent then known by the Indemnified Party.

Section 8.6                                      Time Limitations; Indemnification by Securityholders.  If the Closing occurs, the Indemnifying Party shall have no liability pursuant to Section 8.2 or Section 8.3 of this Agreement unless, an Indemnified Party gives notice to the Indemnifying Party of an actual claim under Section 8.2 or Section 8.3 within the timeframe specified in Section 8.1, which notice shall specify the factual basis of that claim in reasonable detail to the extent then known by such Indemnified Party.

Section 8.7                                      Monetary Limitations.  Subject to the last sentence of this Section 8.7, Seller shall not be required to indemnify the Buyer Group, and shall not have any Liability under Section 8.2, until the aggregate amount of all Losses under Section 8.2 exceeds 1% of the Purchase Price (the “Minimum Loss”), and then to the extent of all aggregate Losses, including Losses up to the Minimum Loss.  Subject to the following sentence, the aggregate amount of Seller’s liability for Losses under Section 8.2 shall be limited in each case to an amount equal to 20% of the Purchase Price.  The limitations set forth in this Section 8.7 will not apply to any claims for indemnification in connection with, arising out of, or which would not have occurred but for:

(a)                                  a breach of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.11, and Section 4.12; provided that, notwithstanding the foregoing or anything to the contrary set forth herein, the aggregate amount of Seller’s liability hereunder shall be limited to an amount equal to the Purchase Price in respect of all claims for indemnification pursuant to Section 8.2 in connection with, arising out of, or which would not have occurred but for, a breach of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.11, and Section 4.12;

(b)                                 fraud;

(c)                                  Section 8.2(c) or (d); and

(d)                                 covenants to be performed in whole or in part, post-Closing.

Section 8.8                                      Losses Net of Insurance; Taxes.  The amount of any Loss for which indemnification is provided under Section 8.3 or Section 9.1 shall be net of (i) any amounts recovered by the Indemnified Party or any of its Affiliates pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received from the Indemnified Party or any of its Affiliates as an offset against such Loss (each source named in clauses (i) and (ii), a “Collateral Source”), (iii) an amount equal to the present value of the Tax benefit, if any, available to or taken by the Indemnified Party or any of its Affiliates attributable to such Loss and (iv) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) included in Seller’s calculation of the Closing Statement.  The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder.  The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense.  If the amount to be netted hereunder from any payment required under ARTICLE VIII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VIII had such determination been made at the time of such payment.

Section 8.9                                      Purchase Price Adjustment.  All indemnification payments under this ARTICLE VIII shall be deemed adjustments to the Purchase Price for federal tax purposes unless otherwise required by a determination made by a Governmental Authority or by a court of law.

Section 8.10                                No Double Recovery.  Notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Party shall be entitled to recover the amount of any Losses suffered by such Party more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent the Indemnified Party has otherwise been fully compensated on a dollar-for-dollar basis for such Losses pursuant to the Purchase Price adjustment under Section 3.4.

ARTICLE IX

TAX LIABILITY

Section 9.1                                      Liability for Taxes.

(a)                                  Seller shall be liable for, and shall indemnify Buyer against, all Tax Liabilities.

(b)                                 Buyer shall be liable for, and shall indemnify Seller against, all Taxes arising or resulting from (i) the conduct of the Business or the ownership of the Purchased Assets for taxable periods or portions thereof beginning after the Closing Date or (ii) any transaction relating to the Business or the Purchased Assets that Buyer or any of its Affiliates causes to occur on or after the Closing Date (excluding the sale of the Business and the Purchased Assets pursuant to this Agreement).

(c)                                  For purposes of Section 9.1(a) and Section 9.1(b) above, whenever it is necessary to determine the liability for Taxes for a Straddle Period, such Taxes shall be apportioned between Seller and Buyer (A) in the case of Taxes other than income, sales and use and withholding taxes, on a per diem basis (except with respect to real property taxes, which shall be apportioned on the Closing Date based on the most recent year’s tax bill) and (B) in the case of income, sales and use and withholding taxes, as determined as though the Straddle Period consisted of two taxable years or periods, one which ended on the Closing Date and the other which began at the beginning of the day following the Closing Date.

(d)                                 Buyer shall pay to Seller the amounts received by Buyer or any of its Affiliates of any refund, abatement or credit of (A) Taxes which are attributable to the conduct of the Business or the ownership of the Purchased Assets on or prior to the Closing Date and (B) any other Tax Assets.  In the case of any Straddle Period, Buyer shall pay to Seller the amount received by Buyer or any of its Affiliates of any refund, abatement or credit of Taxes that would have been made had the Taxable Period ended on the Closing Date.

ARTICLE X

RECORDS/LITIGATION

Section 10.1                                Records.

(a)                                  For a period of five (5) years after the Closing Date, Buyer shall provide to Seller and its Affiliates (and their respective counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to the Purchased Assets and permit such Party to remove Excluded Assets and take copies of any Books and Records or accounts relating to the Business as conducted or operated prior to the Closing Date; and Buyer shall not destroy or dispose of any such Books and Records and accounts without first offering to surrender to Seller such books, records and accounts which Buyer may intend to destroy or dispose of.

(b)                                 For a period of five (5) years after the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings related to the Business, including making available documents, witnesses, employees for interviews, litigation preparation and testimony. The requesting party shall reimburse the assisting party for the out-of-pocket costs incurred by the assisting party.

ARTICLE XI

TERMINATION RIGHTS

Section 11.1                                Termination Rights.  This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a)                                  by mutual written consent of Buyer and Seller;

(b)                                 by Buyer or Seller if the Closing shall not have occurred by December 31, 2004 (unless the failure of the Closing to occur at such time is attributable to a failure of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Closing and except where a Buyer Default shall have occurred and not have been cured to Seller’s reasonable satisfaction in accordance with Section 6.2(e)).

(c)                                  by Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(d)                                 by Seller, if Seller has provided Buyer written notice that it has determined to accept a Superior Proposal after Seller has complied with Section 6.1(c) and after considering any proposals that may have been made by Buyer;

(e)                                  by Buyer, if (i) the Seller Board Recommendation shall have been withdrawn or modified in a manner adverse to Buyer or (ii) Seller’s board of directors shall have recommended or approved any Acquisition Proposal, except where a Buyer Default shall have occurred and not have been cured to Seller’s reasonable satisfaction in accordance with Section 6.2(e);

(f)                                    by Buyer or Seller, if Seller Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and Seller’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and this Agreement shall not have been adopted by the Required Seller Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(f) if the failure to obtain the Required Seller Stockholder Vote is attributable to a failure of such Party to perform any material obligations required to be performed by such Party hereunder; and

(g)                                 by Seller, if a Buyer Default has occurred and has not been cured to Seller’s reasonable satisfaction in accordance with Section 6.2(e).

Section 11.2                                Effect of Termination.  In the event of termination by Buyer or Seller pursuant to this ARTICLE XII, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                                  Buyer shall return to Seller all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

(b)                                 all confidential information received by Buyer with respect to the Purchased Assets, the Assumed Liabilities and the Business shall be treated in accordance with the terms and conditions of Section 6.2(a);

(c)                                  no Party hereto shall have any liability or further obligation under this Agreement resulting from such termination, and this Agreement shall be of no further force and effect, except (i) that the provisions of Section 6.2(a), Section 12.4, Section 12.9, and this ARTICLE XI shall remain in full force and effect; and

(d)                                 no Party waives any claim or right against a breaching Party to the extent such termination results from the breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 11.3                                Termination Fee.  Concurrently with the termination of this Agreement pursuant to Section 11.1(d), Seller shall make a nonrefundable cash payment by wire transfer to an account designated by Buyer in an aggregate amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) (the “Termination Fee”).  In the case of termination of this Agreement by Buyer pursuant to Section 11.1(e), Seller shall pay by wire transfer to an account designated by Buyer the Termination Fee within two (2) Business Days of Buyer’s termination of this Agreement.  Notwithstanding anything to contrary herein, Buyer shall not be entitled to receive the Termination Fee in the event a Buyer Default has occurred and not been cured to Seller’s reasonable satisfaction in accordance with Section 6.2(e).

Section 11.4                                Buyer Default.  In the case of termination of this Agreement by Seller pursuant to Section 11.1(g), Seller shall be entitled to retain, and Buyer shall have no right or interest whatsoever in, the Deposit (and any interest accrued thereon), notwithstanding anything to the contrary herein.

ARTICLE XII

MISCELLANEOUS

Section 12.1                                Notices.  All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed delivered when so delivered by hand, telexed or telecopied with acknowledged receipt, or if mailed, five (5) calendar days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:

If to Buyer:

BIO-key International, Inc.
1285 Corporate Center Drive
Suite 175

Eagan, MN 55121
Attn: Chief Executive Officer
Telecopy:  (651) 687-0515

with a copy to:

Choate, Hall & Stewart

53 State Street

Boston, MA 02109

Attn:  Charles J. Johnson, Esq.

Telecopy:  (617) 248-4000

If to Seller:

Aether Systems, Inc.

11500 Cronridge Dr., Suite 110

Owings Mills, Maryland 21117

Attn:  David S. Oros

Telecopy:  (410) 356-8699

and:

Kirkland & Ellis LLP

655 15th Street, N.W., Suite 1200

Washington, D.C.  20005

Attn:  Mark D. Director, Esq.

Telecopy:  (202) 879-5200

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.

Section 12.2                                Governing Law; Submission To Jurisdiction.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to the conflict of law principles thereof.  The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Maryland State or federal court.

Section 12.3                                WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.4                                Public Announcements.  Neither Buyer or Seller nor any of their respective Affiliates, agents or representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement, without the prior approval of the other Party, which approval shall not be unreasonably withheld, except as may be required by law, any listing agreement with a national securities exchange or the Nasdaq National Market.  In the case of an announcement required by law, a listing agreement or the Nasdaq National Market, the Party required to make such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed announcement prior to its release and will give due consideration to such comments as such other Party may have.

Section 12.5                                Bulk Transfer Laws.  Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 12.6                                Entire Agreement.  This Agreement, the attached Schedules and the agreements referred to herein or executed simultaneously herewith, constitutes the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and thereby and supersede all prior agreements (including the Confidentiality Agreement), arrangements and undertakings, whether written or oral, relating to the subject matter hereof; provided, however, that the Confidentiality Agreement shall continue and shall be binding among the Parties with respect to information disclosed prior to the date of this Agreement.  Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.

Section 12.7                                Assignment.  This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other Party, and any purported assignment without such consent shall be void and without effect.

Section 12.8                                Amendment and Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a waiver, by or on behalf of the Party waiving compliance unless otherwise contemplated by this Agreement (including Section 6.3(c)).  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

Section 12.9                                Expenses.  Section 11.3 notwithstanding, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, due diligence, accounting and investment banking fees and expenses, shall be borne by the Party incurring such cost or expense.

Section 12.10                          Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.11                          Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 12.12                          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Laws, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 12.13                          No Third Party Beneficiaries.  Except as provided with respect to indemnification as set forth in ARTICLE VIII and ARTICLE IX and except as otherwise expressly stated in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and their respective heirs, successors and permitted assigns.

Section 12.14                          Stockholder Approval.  In the event Seller determines that the Required Seller Stockholder Vote is not required by Applicable Law in order for Seller to complete the transactions contemplated by this Agreement (the “Seller Determination”), Seller shall provide written notice of such determination to Buyer, and immediately thereafter, without any further action by any Party, Seller shall have no requirement to file the Proxy Statement or call, give notice of and hold the Seller Stockholders Meeting or take any actions related to obtaining the Required Seller Stockholder Vote.  In such event the provisions in this Agreement shall be read to exclude references to the Proxy Statement, Seller Board Recommendation, Seller Stockholders Meeting and Required Seller Stockholder Vote, and such definitions and provisions shall be of no further force and effect.  Without limiting the generality of the foregoing, following a Seller Determination, it is agreed that Section 6.1(d) and (e), Section 7.1(c), Section 11.1(e)(i) and Section 11.1(f) shall have no further force and effect and this Agreement shall be read without regard to such provisions.  Upon a Seller Determination, subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in ARTICLE VII, the Closing shall take place on September 30, 2004, at 10:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP at 655 15th Street, NW, Suite 1200, Washington, DC 20005 or at such other time and place as is acceptable to the Parties, it being agreed that if the conditions to Closing have not been satisfied or waived prior to September 30, 2004, the Parties shall endeavor to hold the Closing as promptly thereafter as commercially practicable and within two (2) Business Days of the waiver and/or satisfaction of all conditions to Closing.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Asset Purchase Agreement on the date first written above.

AETHER SYSTEMS, INC.

By:	/s/ David C. Reymann
Name: David C. Reymann
Title: Chief Financial Officer

CERULEAN TECHNOLOGY, INC.

By:	/s/ David C. Reymann
Name: David C. Reymann
Title: Chief Financial Officer, Secretary and Treasurer

SUNPRO, INC.

By:	/s/ David C. Reymann
Name: David C. Reymann
Title: Chief Financial Officer

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael W. DePasquale
Name: Michael W. DePasquale
Title: Chief Executive Officer